Exhibit 99.1

MEDIA:	INVESTORS:
PNC Media Relations	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS SECOND QUARTER 2018 NET INCOME OF $1.4 BILLION,
$2.72 DILUTED EPS

Loans and revenue grow, net interest margin increases, expenses controlled

PITTSBURGH, July 13, 2018 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
	2Q18	1Q18	2Q17
Net income $ millions	$1,356	$1,239	$1,097
Diluted earnings per common share	$2.72	$2.43	$2.10

“PNC’s second quarter results were strong. We grew fee income and net interest income, expanded our margin, managed expenses well and maintained stable credit quality. Our board recently increased the common stock dividend 27 percent to an all-time high. We are continuing to invest in our businesses, including our middle market expansion and digital offerings, and remain focused on opportunities for growth and efficiency that will create long-term value for our shareholders.”
     Bill Demchak, PNC Chairman, President and Chief Executive Officer

Income Statement Highlights
Second quarter 2018 compared with first quarter 2018

▪	Net income of $1.4 billion for the second quarter increased 9 percent compared with $1.2 billion for the first quarter, and PNC generated positive operating leverage.

▪	Total revenue for the second quarter increased $213 million, or 5 percent, to $4.3 billion.

▪
Net interest income increased $52 million, or 2 percent, to $2.4 billion due to higher loan and securities yields and an additional day in the second quarter partially offset by increased funding costs.

–	Net interest margin increased 5 basis points to 2.96 percent.

▪	Noninterest income increased $161 million, or 9 percent, to $1.9 billion.

–	Growth in fee income of $72 million, or 5 percent, reflected seasonality and higher business activity.

–
Other noninterest income increased $89 million to $334 million due to higher revenue from private equity investments, and benefits from Visa Class B derivative fair value adjustments and commercial mortgage loans held for sale.

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 2

▪	Noninterest expense increased $57 million, or 2 percent, to $2.6 billion.

▪	Provision for credit losses was $80 million, a decrease of $12 million reflecting a lower provision for commercial loans.
Balance Sheet Highlights

▪	Average loans increased $1.6 billion, or 1 percent, in the second quarter to $222.7 billion compared with the first quarter.

–	Average commercial lending balances grew $1.5 billion primarily in PNC's corporate banking and business credit businesses.

–	Average consumer lending balances increased $.1 billion reflecting growth in auto, residential mortgage and credit card loans substantially offset by lower home equity and education loans.

▪	Overall credit quality remained strong.

–	Nonperforming assets of $1.9 billion at June 30, 2018 decreased $150 million, or 7 percent, compared with March 31, 2018.

–	Net charge-offs were $109 million for the second quarter compared with $113 million for the first quarter.

▪
Average deposits increased $.3 billion to $261.0 billion in the second quarter compared with the first quarter as growth in consumer deposits was partially offset by seasonally lower commercial deposits.

▪	Average investment securities increased $2.8 billion, or 4 percent, to $77.5 billion in the second quarter compared with the first quarter.

▪	Average balances held with the Federal Reserve Bank declined $4.7 billion to $20.7 billion in the second quarter compared with the first quarter.

▪
PNC completed common stock repurchase programs of $2.4 billion, and repurchased shares for $.2 billion related to employee benefit plans, for the four quarters ending with the second quarter of 2018. A total of $4.1 billion of capital was returned to shareholders over this period through repurchases of 18.4 million common shares for $2.6 billion and dividends on common shares of $1.5 billion.

–	Capital returned to shareholders in the second quarter of 2018 totaled $1.2 billion through repurchases of 5.7 million common shares for $.8 billion and dividends on common shares of $.4 billion.

▪	PNC's board of directors raised the quarterly cash dividend on common stock to 95 cents per share, an increase of 20 cents per share, or 27 percent, effective with the August dividend.

▪
In June 2018 PNC announced share repurchase programs of up to $2.0 billion for the four-quarter period beginning in the third quarter of 2018, including repurchases of up to $.3 billion related to stock issuances under employee benefit plans.

▪	PNC maintained strong capital and liquidity positions.

–	The Basel III common equity Tier 1 capital ratio was an estimated 9.5 percent at June 30, 2018 compared with 9.6 percent at March 31, 2018.

–	The Liquidity Coverage Ratio at June 30, 2018 for both PNC and PNC Bank, N.A. continued to exceed the regulatory minimum requirement of 100 percent.

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 3

Earnings Summary
In millions, except per share data		2Q18	1Q18	2Q17
Net income		$1,356	$1,239	$1,097
Net income attributable to diluted common shares		$1,282	$1,158	$1,025
Diluted earnings per common share		$2.72	$2.43	$2.10
Average diluted common shares outstanding		472	476	488
Return on average assets		1.45%	1.34%	1.19%
Return on average common equity		12.13%	11.04%	9.88%
Book value per common share	Quarter end	$92.26	$91.39	$87.78
Tangible book value per common share (non-GAAP)	Quarter end	$72.25	$71.58	$68.55
Cash dividends declared per common share		$.75	$.75	$.55

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release including the financial tables is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				2Q18 vs	2Q18 vs
In millions	2Q18	1Q18	2Q17	1Q18	2Q17
Net interest income	$2,413	$2,361	$2,258	2%	7%
Noninterest income	1,911	1,750	1,802	9%	6%
Total revenue	$4,324	$4,111	$4,060	5%	7%

Total revenue for the second quarter of 2018 increased $213 million compared with the first quarter and $264 million compared with the second quarter of 2017 as both net interest income and noninterest income grew.
Net interest income for the second quarter of 2018 increased $52 million compared with the first quarter and $155 million compared with the second quarter of 2017. Higher loan and securities yields and balances were partially offset by higher borrowing and deposit costs in both comparisons. An additional day in the second quarter contributed to the increase over the first quarter.
The net interest margin increased to 2.96 percent for the second quarter of 2018 compared with 2.91 percent for the first quarter and 2.84 percent for the second quarter of 2017. Higher loan and securities yields in the second quarter of 2018 were partially offset by higher borrowing and deposit costs in both comparisons reflecting the impact of interest rate increases.

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 4

Noninterest Income				Change	Change
				2Q18 vs	2Q18 vs
In millions	2Q18	1Q18	2Q17	1Q18	2Q17
Asset management	$456	$455	$398	—	15%
Consumer services	381	357	360	7%	6%
Corporate services	487	429	466	14%	5%
Residential mortgage	84	97	104	(13)%	(19)%
Service charges on deposits	169	167	170	1%	(1)%
Other	334	245	304	36%	10%
	$1,911	$1,750	$1,802	9%	6%

Noninterest income for the second quarter of 2018 increased $161 million compared with the first quarter due to strong fee income growth and higher other noninterest income. Consumer service fees grew $24 million as a result of seasonally higher debit card, merchant services and credit card activity. Corporate service fees increased $58 million and growth was broad based including higher merger and acquisition advisory, treasury management and loan syndication fees as well as a higher benefit from commercial mortgage servicing rights valuation, net of economic hedge. Residential mortgage revenue decreased $13 million reflecting lower servicing and loan sales revenue.
Other noninterest income for the second quarter of 2018 increased $89 million compared with the first quarter and included higher revenue from private equity investments and commercial mortgage loans held for sale. Additionally, second quarter 2018 included positive derivative fair value adjustments of $27 million related to Visa Class B common shares primarily due to developments relevant to the litigation.
Noninterest income for the second quarter of 2018 increased $109 million compared with the second quarter of 2017. Asset management revenue, including earnings from PNC's investment in BlackRock, increased $58 million reflecting higher equity markets. Consumer service fees grew $21 million as a result of higher customer activity, including brokerage, debit card and credit card fees. Corporate service fees increased $21 million primarily attributable to growth in treasury management and merger and acquisition advisory fees. Residential mortgage revenue decreased $20 million due to lower loan sales and servicing revenue. Other noninterest income increased $30 million reflecting the second quarter 2018 positive Visa Class B derivative fair value adjustments partially offset by lower net securities gains.

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				2Q18 vs	2Q18 vs
In millions	2Q18	1Q18	2Q17	1Q18	2Q17
Personnel	$1,356	$1,354	$1,276	—	6%
Occupancy	203	218	202	(7)%	—
Equipment	281	273	281	3%	—
Marketing	75	55	67	36%	12%
Other	669	627	653	7%	2%
	$2,584	$2,527	$2,479	2%	4%

Noninterest expense for the second quarter of 2018 increased $57 million compared with the first quarter due to seasonally higher business activity and marketing costs and continued investments in strategic initiatives. These increases were partially offset by seasonally lower occupancy expense.
Noninterest expense for the second quarter of 2018 increased $105 million compared with the second quarter of 2017 primarily attributable to ongoing business investments. Higher personnel expense reflected increased staffing levels related to business growth and enhanced retail banking compensation.
The effective tax rate was 18.3 percent for the second quarter of 2018 and 17.0 percent for the first quarter reflecting the new federal statutory tax rate of 21.0 percent. The increase in the effective tax rate over the first quarter primarily resulted from higher second quarter pretax earnings and the impact of higher first quarter tax deductions related to stock-based compensation. The effective tax rate was 26.0 percent for the second quarter of 2017.
CONSOLIDATED BALANCE SHEET REVIEW
Total assets were $380.7 billion at June 30, 2018 compared with $379.2 billion at March 31, 2018 and $372.2 billion at June 30, 2017. Assets increased $1.5 billion compared with March 31, 2018 primarily due to higher investment securities and loans substantially offset by a decrease in interest-earning deposits with banks. Assets grew 2 percent over June 30, 2017 reflecting loan growth and higher investment securities.

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 6

Loans				Change	Change
				2Q18 vs	2Q18 vs
In billions	2Q18	1Q18	2Q17	1Q18	2Q17
Average
Commercial lending	$149.7	$148.2	$144.2	1%	4%
Consumer lending	73.0	72.9	72.2	—	1%
Average loans	$222.7	$221.1	$216.4	1%	3%

Quarter end
Commercial lending	$149.6	$148.9	$145.7	—	3%
Consumer lending	73.2	72.7	72.3	1%	1%
Total loans	$222.8	$221.6	$218.0	1%	2%

Average loans for the second quarter of 2018 increased $1.6 billion compared with the first quarter. Average commercial lending balances grew $1.5 billion primarily in PNC's corporate banking and business credit businesses. Average consumer lending balances increased $.1 billion reflecting growth in auto, residential mortgage and credit card loans substantially offset by lower home equity and education loans. Total loans at June 30, 2018 grew $1.2 billion compared with March 31, 2018. Commercial lending balances increased $.7 billion and consumer lending balances increased $.5 billion.
Second quarter 2018 average and period end loans increased $6.3 billion and $4.8 billion, respectively, compared with second quarter 2017 driven by broad-based commercial loan growth and an increase in consumer lending balances.

Investment Securities				Change	Change
				2Q18 vs	2Q18 vs
In billions	2Q18	1Q18	2Q17	1Q18	2Q17
Average	$77.5	$74.7	$75.4	4%	3%
Quarter end	$80.1	$74.5	$76.4	8%	5%

Investment securities average balances for the second quarter of 2018 increased $2.8 billion and period end balances increased $5.6 billion compared with the first quarter due to net purchase activity, primarily in agency residential mortgage-backed and US Treasury securities, in excess of paydowns. Second quarter 2018 average and period end investment securities increased $2.1 billion and $3.7 billion, respectively, compared with the second quarter of 2017. Net unrealized losses on available for sale securities were $.4 billion at June 30, 2018 and reflected the impact of higher interest rates compared with net unrealized losses of $.2 billion at March 31, 2018 and net unrealized gains of $.5 billion at June 30, 2017.
Average balances held with the Federal Reserve Bank decreased to $20.7 billion for the second quarter of 2018 compared with $25.4 billion in the first quarter and $22.1 billion in the second quarter of 2017 as investment of liquidity continued.

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 7

Deposits				Change	Change
				2Q18 vs	2Q18 vs
In billions	2Q18	1Q18	2Q17	1Q18	2Q17
Average
Noninterest-bearing	$76.6	$77.2	$77.3	(1)%	(1)%
Interest-bearing	184.4	183.5	179.1	—	3%
Average deposits	$261.0	$260.7	$256.4	—	2%

Quarter end
Noninterest-bearing	$79.1	$78.3	$79.6	1%	(1)%
Interest-bearing	185.8	186.4	179.6	—	3%
Total deposits	$264.9	$264.7	$259.2	—	2%

Average deposits for the second quarter of 2018 increased $.3 billion compared with the first quarter as growth in consumer deposits was partially offset by seasonally lower commercial deposits, reflected in the decline in noninterest-bearing deposits. Deposits at June 30, 2018 grew $.2 billion compared with March 31, 2018. Second quarter 2018 average and period end deposits increased $4.6 billion and $5.7 billion, respectively, compared with second quarter 2017 driven by overall deposit and customer growth.

Borrowed Funds				Change	Change
				2Q18 vs	2Q18 vs
In billions	2Q18	1Q18	2Q17	1Q18	2Q17
Average	$59.0	$59.7	$57.6	(1)%	2%
Quarter end	$59.2	$58.0	$56.4	2%	5%

Average borrowed funds for the second quarter of 2018 declined $.7 billion compared with the first quarter due to the amount and timing of issuances and maturities. Borrowed funds at June 30, 2018 increased $1.2 billion compared with March 31, 2018 as a result of an increase in primarily short-term Federal Home Loan Bank borrowings near the end of the second quarter partially offset by lower bank notes and senior debt. Second quarter 2018 average and period end borrowed funds increased $1.4 billion and $2.8 billion, respectively, compared with second quarter 2017 due to increases in Federal Home Loan Bank borrowings and bank notes and senior debt partially offset by lower subordinated debt.

Capital
	6/30/2018	*	3/31/2018	6/30/2017
Common shareholders' equity In billions	$42.9		$43.0	$42.1
Basel III common equity Tier 1 capital ratio	9.5%		9.6%	9.8%
* Ratio estimated

PNC maintained a strong capital position. Common shareholders’ equity at June 30, 2018 was relatively stable with March 31, 2018 as the addition of second quarter net income was offset by share repurchases, dividends and lower accumulated other comprehensive income reflecting the impact of

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 8

higher rates on net unrealized securities losses. PNC returned $1.2 billion of capital to shareholders in the second quarter of 2018 through repurchases of 5.7 million common shares for $.8 billion and dividends on common shares of $.4 billion.
PNC completed common stock repurchase programs of $2.4 billion, and repurchased $.2 billion of the $.3 billion program related to stock issuances under employee benefit plans, for the four-quarter period ending in the second quarter of 2018. Capital returned to shareholders totaled $4.1 billion over this period through repurchases of 18.4 million common shares for $2.6 billion and dividends on common shares of $1.5 billion.
In June 2018 PNC announced share repurchase programs of up to $2.0 billion for the four-quarter period beginning in the third quarter of 2018. These programs include repurchases of up to $.3 billion related to stock issuances under employee benefit plans.
On July 5, 2018, the PNC board of directors raised the quarterly cash dividend on common stock to 95 cents per share, an increase of 20 cents per share, or 27 percent, effective with the August 5, 2018 dividend payment date.
The Basel III common equity Tier 1 capital ratio, which includes the full phase-in of all Basel III adjustments, became effective for PNC as of January 1, 2018. The ratio for June 30, 2017 was calculated on the same basis. These ratios were calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			6/30/18 vs	6/30/18 vs
In millions	6/30/2018	3/31/2018	6/30/2017	3/31/18	6/30/17
Nonperforming loans	$1,719	$1,842	$1,957	(7)%	(12)%
Nonperforming assets	$1,854	$2,004	$2,153	(7)%	(14)%
Accruing loans past due 90 days or more	$586	$628	$674	(7)%	(13)%
Net charge-offs	$109	$113	$110	(4)%	(1)%
Provision for credit losses	$80	$92	$98	(13)%	(18)%
Allowance for loan and lease losses	$2,581	$2,604	$2,561	(1)%	1%

Overall credit quality for the second quarter of 2018 remained strong. Provision for credit losses for the second quarter decreased $12 million compared with the first quarter. A lower provision for commercial loans reflecting lower specific reserves was partially offset by a higher provision for consumer loans, which was attributable to the impact of first quarter home equity loan reserve releases largely offset by lower reserves for the remaining portfolio.
Nonperforming assets at June 30, 2018 decreased $150 million compared with March 31, 2018 primarily due to declines in nonperforming commercial and commercial real estate loans. In the comparison with June 30, 2017, nonperforming assets decreased $299 million as a result of lower commercial, residential mortgage and commercial real estate nonperforming loans and lower other

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 9

real estate owned and foreclosed and other assets. Nonperforming assets to total assets were .49 percent at June 30, 2018, .53 percent at March 31, 2018 and .58 percent at June 30, 2017.
Overall delinquencies at June 30, 2018 decreased $28 million, or 2 percent, compared with March 31, 2018. Accruing loans past due 90 days or more declined $42 million due to a decrease in government insured residential mortgage and education loans. Accruing loans 60 to 89 days past due increased $22 million largely attributable to commercial loans.
Net charge-offs for the second quarter of 2018 decreased $4 million compared with the first quarter and $1 million compared with the second quarter of 2017. Net charge-offs for the second quarter of 2018 were .20 percent of average loans on an annualized basis compared with .21 percent for the first quarter and .20 percent for the second quarter of 2017.
The allowance for loan and lease losses to total loans was 1.16 percent at June 30, 2018, 1.18 percent at March 31, 2018 and 1.17 percent at June 30, 2017. The allowance to nonperforming loans was 150 percent at June 30, 2018, 141 percent at March 31, 2018 and 131 percent at June 30, 2017.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	2Q18	1Q18	2Q17
Retail Banking	$330	$296	$230
Corporate & Institutional Banking	675	584	518
Asset Management Group	49	68	52
Other, including BlackRock	302	291	297
Net income	$1,356	$1,239	$1,097
See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				2Q18 vs	2Q18 vs
In millions	2Q18	1Q18	2Q17	1Q18	2Q17
Net interest income	$1,277	$1,218	$1,139	$59	$138
Noninterest income	$678	$635	$645	$43	$33
Provision for credit losses	$72	$69	$50	$3	$22
Noninterest expense	$1,450	$1,395	$1,370	$55	$80
Earnings	$330	$296	$230	$34	$100

In billions
Average loans	$73.7	$73.5	$72.3	$.2	$1.4
Average deposits	$162.6	$160.0	$160.2	$2.6	$2.4

Retail Banking earnings for the second quarter of 2018 increased in both comparisons. Noninterest income for the second quarter of 2018 included positive derivative fair value adjustments of $27 million related to Visa Class B common shares primarily due to developments relevant to the litigation. Higher noninterest income also reflected growth in consumer services fees, including seasonally higher debit card, merchant services and credit card fees compared with the first quarter, and higher brokerage, debit and credit card fees compared with the second quarter of 2017. In both

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 10

comparisons noninterest income included lower residential mortgage servicing fee income and loan sales revenue. Provision for credit losses increased compared with the second quarter of 2017 reflecting the impact of a second quarter 2017 benefit related to certain home equity lines of credit reaching draw period end dates and to residential mortgage loans. Noninterest expense increased in both comparisons as a result of higher personnel, marketing activity, customer transaction-related expenses and continued investments in technology.

▪	Average loans increased 2 percent compared with second quarter 2017 due to growth in residential mortgage, auto and credit card loans partially offset by lower home equity and education loans.

▪
Average deposits grew in both comparisons due to higher demand and savings deposits which were partially offset by lower money market deposits, reflecting a shift to relationship-based savings products. Certificates of deposit declined due to the continued net runoff of maturing accounts.

▪	Net charge-offs were $112 million for the second quarter of 2018 compared with $100 million in the first quarter and $87 million in the second quarter of 2017.

▪
Residential mortgage loan origination volume was $2.0 billion for the second quarter of 2018 compared with $1.7 billion for the first quarter and $2.2 billion for the second quarter of 2017. Approximately 71 percent of second quarter 2018 volume was for home purchase transactions compared with 56 percent for the first quarter and 61 percent for the second quarter of 2017.

▪
The residential mortgage servicing portfolio was $124 billion at June 30, 2018 compared with $125 billion at March 31, 2018 and $131 billion at June 30, 2017. Residential mortgage loan servicing acquisitions were $3 billion for second quarter 2018 compared with $1 billion for the first quarter and $8 billion for the second quarter of 2017.

▪
Approximately 65 percent of consumer customers used non-teller channels for the majority of their transactions during the second quarter of 2018 compared with 64 percent in the first quarter and 62 percent in the second quarter of 2017.

▪	Deposit transactions via ATM and mobile channels were 54 percent of total deposit transactions in the second and first quarters of 2018 compared with 52 percent in the second quarter of 2017.

Corporate & Institutional Banking				Change	Change
				2Q18 vs	2Q18 vs
In millions	2Q18	1Q18	2Q17	1Q18	2Q17
Net interest income	$900	$882	$890	$18	$10
Noninterest income	$635	$547	$588	$88	$47
Provision for credit losses	$15	$41	$87	$(26)	$(72)
Noninterest expense	$639	$626	$602	$13	$37
Earnings	$675	$584	$518	$91	$157

In billions
Average loans	$137.0	$135.5	$131.5	$1.5	$5.5
Average deposits	$85.8	$87.9	$83.7	$(2.1)	$2.1

Corporate & Institutional Banking earnings for the second quarter of 2018 increased compared with the first quarter of 2018 and the second quarter of 2017. Noninterest income increased in both comparisons primarily due to higher capital markets-related revenue, including merger and acquisition

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 11

advisory fees, and growth in treasury management product revenue. Higher revenue from commercial mortgage banking activities also contributed to the increase over the first quarter. Provision for credit losses decreased in both comparisons as a result of lower specific loan reserves. Additionally, second quarter 2017 included an initial provision for the loan and lease portfolio obtained in the acquisition of a commercial and vendor finance business. Noninterest expense increased in both comparisons largely due to investments in strategic initiatives and variable costs associated with increased business activity.

▪
Average loans increased 1 percent compared with the first quarter and 4 percent compared with the second quarter of 2017 primarily driven by commercial loan growth in PNC’s corporate banking, business credit and equipment finance businesses.

▪
Average deposits decreased 2 percent from the first quarter as a result of seasonal declines, and increased 3 percent compared with the second quarter of 2017 due to growth in interest-bearing deposits partially offset by a decrease in noninterest-bearing demand deposits.

▪
Net charge-offs were in a net recovery position of $2 million in the second quarter of 2018 compared with net charge-offs of $9 million in the first quarter and $21 million in the second quarter of 2017.

▪	PNC has formalized plans to expand its middle market business into the Boston and Phoenix markets in 2019, following expansion into the Denver, Houston and Nashville markets in 2018.

Asset Management Group				Change	Change
				2Q18 vs	2Q18 vs
In millions	2Q18	1Q18	2Q17	1Q18	2Q17
Net interest income	$72	$74	$73	$(2)	$(1)
Noninterest income	$222	$226	$217	$(4)	$5
Provision for credit losses (benefit)	$7	$(7)	$(7)	$14	$14
Noninterest expense	$223	$218	$215	$5	$8
Earnings	$49	$68	$52	$(19)	$(3)

In billions
Client assets under administration at quarter end	$279	$277	$266	$2	$13
Average loans	$7.0	$7.0	$7.0	—	—
Average deposits	$12.3	$12.5	$12.4	$(.2)	$(.1)

Asset Management Group earnings for the second quarter of 2018 decreased in both comparisons. Noninterest income declined compared with the first quarter primarily due to decreases in the average equity markets and increased compared with second quarter 2017 reflecting higher average equity markets. Noninterest expense increased over both prior periods due to higher legal reserves and continued investments in technology. Provision for credit losses increased in both comparisons as a result of higher reserves on home equity loans.

▪	Client assets under administration at June 30, 2018 included discretionary client assets under management of $149 billion and nondiscretionary client assets under administration of $130 billion.

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 12

–
Discretionary client assets under management increased $1 billion compared with March 31, 2018 primarily due to higher equity markets at June 30, 2018 and net business activities, and increased $8 billion compared with June 30, 2017 primarily attributable to equity market increases.

Other, including BlackRock
The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, discontinued consumer loan portfolios, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, integration costs, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 272-3515 and (303) 223-4398 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2018 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21890497 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 13

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
FINANCIAL RESULTS	Three months ended			Six months ended
Dollars in millions, except per share data	June 30	March 31	June 30	June 30	June 30
	2018	2018	2017	2018	2017
Revenue
Net interest income	$2,413	$2,361	$2,258	$4,774	$4,418
Noninterest income	1,911	1,750	1,802	3,661	3,526
Total revenue	4,324	4,111	4,060	8,435	7,944
Provision for credit losses	80	92	98	172	186
Noninterest expense	2,584	2,527	2,479	5,111	4,881
Income before income taxes (benefit) and noncontrolling interests	$1,660	$1,492	$1,483	$3,152	$2,877
Net income	$1,356	$1,239	$1,097	$2,595	$2,171
Less:
Net income attributable to noncontrolling interests	10	10	10	20	27
Preferred stock dividends (a)	55	63	55	118	118
Preferred stock discount accretion and redemptions	1	1	2	2	23
Net income attributable to common shareholders	$1,290	$1,165	$1,030	$2,455	$2,003
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	5	5	4	10	10
Impact of BlackRock earnings per share dilution	3	2	1	5	5
Net income attributable to diluted common shares	$1,282	$1,158	$1,025	$2,440	$1,988
Diluted earnings per common share	$2.72	$2.43	$2.10	$5.15	$4.05
Cash dividends declared per common share	$.75	$.75	$.55	$1.50	$1.10
Effective tax rate (b)	18.3%	17.0%	26.0%	17.7%	24.5%

(a)
Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

(b)
The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax. The first and second quarter 2018 results reflected the change in the statutory federal income tax rate from 35% to 21%, effective as of January 1, 2018, as a result of the new federal tax legislation.

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended			Six months ended
	June 30	March 31	June 30	June 30	June 30
	2018	2018	2017	2018	2017
PERFORMANCE RATIOS
Net interest margin (a)	2.96%	2.91%	2.84%	2.94%	2.81%
Noninterest income to total revenue	44%	43%	44%	43%	44%
Efficiency (b)	60%	61%	61%	61%	61%
Return on:
Average common shareholders' equity (c)	12.13%	11.04%	9.88%	11.59%	9.69%
Average assets (c)	1.45%	1.34%	1.19%	1.39%	1.19%
BUSINESS SEGMENT NET INCOME (LOSS) (c) (d)
In millions
Retail Banking	$330	$296	$230	$626	$443
Corporate & Institutional Banking	675	584	518	1,259	1,002
Asset Management Group	49	68	52	117	99
Other, including BlackRock (e)	302	291	297	593	627
Total net income	$1,356	$1,239	$1,097	$2,595	$2,171

(a)
Calculated as annualized taxable-equivalent net interest income divided by average earning assets. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended June 30, 2018, March 31, 2018 and June 30, 2017 were $29 million, $29 million and $54 million, respectively. The taxable equivalent adjustments to net interest income for the six months ended June 30, 2018 and June 30, 2017 were $58 million and $106 million, respectively. Taxable equivalent amounts for the 2018 periods were calculated using a statutory federal income tax rate of 21%, reflecting the enactment of the new federal tax legislation effective January 1, 2018. Amounts for the 2017 periods were calculated using the previously applicable statutory federal income tax rate of 35%.

(b)	Calculated as noninterest expense divided by total revenue.

(c)
The first and second quarter 2018 results reflected the change in the statutory federal income tax rate from 35% to 21%, effective as of January 1, 2018, as a result of the new federal tax legislation.

(d)
Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflect PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.

(e)
Includes earnings and gains or losses related to PNC's equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	June 30	March 31	June 30
	2018	2018	2017
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$380,711	$379,161	$372,190
Loans (a)	$222,855	$221,614	$218,034
Allowance for loan and lease losses	$2,581	$2,604	$2,561
Interest-earning deposits with banks	$21,972	$28,821	$22,482
Investment securities	$80,125	$74,562	$76,431
Loans held for sale (a)	$1,325	$965	$2,030
Equity investments (b)	$12,430	$12,008	$10,819
Mortgage servicing rights	$2,045	$1,979	$1,867
Goodwill	$9,218	$9,218	$9,163
Other assets (a)	$27,897	$27,949	$28,886
Noninterest-bearing deposits	$79,047	$78,303	$79,550
Interest-bearing deposits	$185,838	$186,401	$179,626
Total deposits	$264,885	$264,704	$259,176
Borrowed funds (a)	$59,222	$58,039	$56,406
Shareholders’ equity	$46,904	$46,969	$46,084
Common shareholders’ equity	$42,917	$42,983	$42,103
Accumulated other comprehensive income (loss)	$(940)	$(699)	$(98)
Book value per common share	$92.26	$91.39	$87.78
Tangible book value per common share (Non-GAAP) (c)	$72.25	$71.58	$68.55
Period end common shares outstanding (millions)	465	470	480
Loans to deposits	84%	84%	84%
CLIENT ASSETS (billions)
Discretionary client assets under management	$149	$148	$141
Nondiscretionary client assets under administration	130	129	125
Total client assets under administration	279	277	266
Brokerage account client assets	49	49	46
Total client assets	$328	$326	$312
CAPITAL RATIOS
Basel III (d) (e) (f)
Common equity Tier 1	9.5%	9.6%	N/A
Tier 1 risk-based	10.7%	10.8%	N/A
Total capital risk-based	12.6%	12.8%	N/A
Leverage	9.4%	9.4%	N/A
Supplementary leverage	7.8%	7.9%	N/A
Fully Phased-In Basel III (Non-GAAP)
Common equity Tier 1	N/A	N/A	9.8%
Transitional Basel III (e)
Common equity Tier 1	N/A	N/A	10.3%
Tier 1 risk-based	N/A	N/A	11.6%
Total capital risk-based	N/A	N/A	13.7%
Leverage	N/A	N/A	9.9%
Common shareholders' equity to total assets	11.3%	11.3%	11.3%
ASSET QUALITY
Nonperforming loans to total loans	.77%	.83%	.90%
Nonperforming assets to total loans, OREO, foreclosed and other assets	.83%	.90%	.99%
Nonperforming assets to total assets	.49%	.53%	.58%
Net charge-offs to average loans (for the three months ended) (annualized)	.20%	.21%	.20%
Allowance for loan and lease losses to total loans	1.16%	1.18%	1.17%
Allowance for loan and lease losses to nonperforming loans	150%	141%	131%
Accruing loans past due 90 days or more (in millions)	$586	$628	$674

(a)
Amounts include assets and liabilities for which we have elected the fair value option. Our first quarter 2018 Form 10-Q included, and our second quarter 2018 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.

(b)
Amounts include our equity interest in BlackRock. The amount at March 31, 2018 included $.6 billion of trading and available for sale securities, primarily money market funds, that were reclassified to Equity investments on January 1, 2018 in accordance with the adoption of Accounting Standards Update 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.

(c)	See the Tangible Book Value per Common Share table on page 17 for additional information.

(d)	The ratios as of June 30, 2018 are estimated.

(e)
All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 16 for additional information.

(f)
The 2018 Basel III ratios for Common equity Tier 1 capital, Tier 1 risk-based capital, Leverage and Supplementary leverage reflect the full phase-in of all Basel III adjustments to these metrics applicable to PNC. The 2018 Basel III Total risk-based capital ratios include $80 million of nonqualifying trust preferred capital securities that are subject to a phase-out period that runs through 2021.

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

Because PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2018 and 2017 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures. With the exception of certain nonqualifying trust preferred capital securities included in PNC's Total risk-based capital, the transitions and multi-year phase-in of the definition of capital under the Basel III rules were completed as of January 1, 2018. Accordingly, we refer to the capital ratios calculated using the definition of capital in effect as of January 1, 2018 and, for the risk-based ratios, standardized risk-weighted assets, as the Basel III ratios. We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for 2017 and, for the risk-based ratios, standardized approach risk-weighted assets, as the 2017 Transitional Basel III ratios.

We provide information below regarding PNC’s estimated Basel III June 30, 2018, actual Basel III March 31, 2018, pro forma Fully Phased-In Basel III June 30, 2017 and actual June 30, 2017 Transitional Basel III Common equity Tier 1 ratios. Under the Basel III rules applicable to PNC, significant common stock investments in unconsolidated financial institutions (primarily BlackRock), mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule that ended December 31, 2017 and net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution's adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule that ended December 31, 2017) accumulated other comprehensive income (loss) related to securities currently and those transferred from available for sale, as well as pension and other postretirement plans.

Basel III Common Equity Tier 1 Capital Ratios
	Basel III (a)		Fully Phased-In Basel III (Non-GAAP) (b)	2017 Transitional Basel III (a)

	June 30	March 31	June 30	June 30
Dollars in millions	2018 (estimated)	2018	2017	2017
Common stock, related surplus and retained earnings, net of treasury stock	$43,857	$43,681	$42,200	$42,200
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,319)	(9,343)	(9,225)	(9,156)
Basel III total threshold deductions	(3,430)	(3,272)	(1,702)	(1,144)
Accumulated other comprehensive income (loss) (c)	(757)	(645)	(209)	(167)
All other adjustments	(167)	(121)	(181)	(179)
Basel III Common equity Tier 1 capital	$30,184	$30,300	$30,883	$31,554

Basel III standardized approach risk-weighted assets (d)	$319,143	$314,922	$314,389	$306,379
Basel III advanced approaches risk-weighted assets (e)	280,993	$280,385	$282,472	N/A
Basel III Common equity Tier 1 capital ratio	9.5%	9.6%	9.8%	10.3%
Risk weight and associated rules utilized	Standardized		Standardized	Standardized (with 2017 transition adjustments)

(a)	All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach.

(b)	2017 Fully Phased-In Basel III results are presented as Pro forma estimates.

(c)
Represents net adjustments related to accumulated other comprehensive income (loss) for securities currently and those transferred from available for sale, as well as pension and other postretirement plans.

(d)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(e)
Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase, PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets. We anticipate additional refinements through the parallel run qualification phase.

Our Basel III capital ratios may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	June 30	March 31	June 30
Dollars in millions, except per share data	2018	2018	2017
Book value per common share	$92.26	$91.39	$87.78
Tangible book value per common share
Common shareholders' equity	$42,917	$42,983	$42,103
Goodwill and Other Intangible Assets	(9,511)	(9,533)	(9,527)
Deferred tax liabilities on Goodwill and Other Intangible Assets	192	192	302
Tangible common shareholders' equity	$33,598	$33,642	$32,878
Period-end common shares outstanding (in millions)	465	470	480
Tangible book value per common share (Non-GAAP)	$72.25	$71.58	$68.55

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 18

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

▪	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customer behavior due to newly enacted tax legislation, changing business and economic conditions or legislative or regulatory initiatives.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Commodity price volatility.

▪
Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our current view that the U.S. economic growth will accelerate somewhat in 2018, in light of stimulus from corporate and personal income tax cuts passed in late 2017 that are expected to support business investment and consumer spending, respectively. We expect an increase in federal government spending will also support economic growth in 2018. Further gradual improvement in the labor market this year, including job gains and rising wages, is another positive for consumer spending. Other sources of growth for the U.S. economy in 2018 will be the global economic expansion and the housing market, although trade restrictions are a growing downside risk to the forecast. Although inflation slowed in 2017, it should pick up as the labor market continues to tighten. Short-term interest rates and bond yields are expected to rise throughout 2018; after the Federal Open Market Committee raised the federal funds rate in June, our baseline forecast is for one additional rate hike in September 2018, pushing the rate to a range of 2.00% to 2.25% by the end of the year. Longer-term rates are also expected to increase as the Federal Reserve slowly reduces the size of its balance sheet and the federal government borrows more. Long-term rates will rise more slowly than short-term rates, so we anticipate that the yield curve will flatten but not invert.

▪
PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to review by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

▪
PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the international regulatory capital framework developed by the Basel Committee on Banking Supervision (Basel Committee), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

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PNC Reports Second Quarter 2018 Net Income of $1.4 Billion, $2.72 Diluted EPS – Page 19

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪
Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–
Changes resulting from legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and initiatives of the Basel Committee.

–
Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪
Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪
Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

▪
We grow our business in part through acquisitions. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪
Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪
Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2017 Form 10-K and our first quarter 2018 Form 10-Q, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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